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                                                                    EXHIBIT 10.3


                                 March 20, 2002

Brian Duggan
President, Chief Operating Officer
6204 N. 30th Place
Phoenix, AZ  85016


         Re:      Your Change in Control Agreement

Dear Brian:

         Upon execution by you, this letter will constitute your Change in Control Agreement ("Agreement") with Radyne ComStream Corp., (the "Company").

1. Term. This Agreement will become effective March 14, 2002 and will terminate when you terminate your employment with the Company.

2. Termination in Connection with a Change in Control. In the event of a Change of Control (as defined in the Company's Long-Term Incentive Plan, a copy of which definition is attached), you will be entitled to receive the following:

         (a) Immediately prior to the effective date of a Change of Control, all stock options granted to you and not otherwise vested shall vest and become exercisable by you for a minimum of 90 days (or, if longer, the term thereof) so that you may participate in the Change of Control transaction to the fullest extent feasible, provided, however, that if the acceleration of your options would cause a charge to the Company's earnings, then at the Company's option it may offer you a consulting position for the term of your options during which your options would continue to vest;

         (b) Upon any termination of your employment after a Change of Control, for a period of eighteen months from the date of your termination, the Company will pay for the COBRA benefits due you;

         (c) If you are terminated without Cause (as defined in the attachment), or you resign for Good Reason (as set forth in the attachment) within the first year following the Change in Control, upon such event you shall be paid in a lump sum an amount equal to two times your current salary from the Company;

         (d) If you are terminated without Cause, or you resign for Good Reason (as set forth in the attachment) within the second year following the Change in Control, upon such event you shall be paid in a lump sum an amount equal to one times your current salary;
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         (e)      Upon a Change in Control, funds sufficient to satisfy your
                  Change of Control payments in (c) or (d) above shall be deposited into a trust account maintained by a major financial institution and shall be paid to you upon your written notice to the Trustee to the effect that you have been terminated without Cause or you have resigned for Good Reason. The Company shall not have the ability to prevent such payment from the trust upon your notice, but shall have the right to dispute your termination as provided in Section 8 below, and pursue all other available remedies;

         (f) To the extent that the benefits provided to you upon a Change in Control would exceed the amount deductible pursuant to
                  Section 280G of the Internal Revenue Code (or any successor law), or the rules and regulations thereunder, then the amount of benefits payable to you will be limited to the maximum amount permitted under Section 280G, with the benefits that are reduced to be selected by you.

3.       Covenant Not to Compete.

         (a) For a period of 1 year from any termination of your employment, (or, if later, upon conclusion of your service as a consultant), you shall not, directly or indirectly, for your own benefit or for, with or through any other individual, firm, corporation, partnership or other entity, whether acting in an individual, fiduciary or other capacity, own, manage, operate, control, advise, invest in (except as a 1% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of your name by, any business enterprise that is in direct competition with the Company or any subsidiary within the United States of America or any other country that the Company conducts business at the time of your termination.

         (b) In addition to the foregoing, at all times during the period of your employment and for 1 year after any termination thereof (or, if later, upon conclusion of your services as a consultant), you will not, directly or indirectly (as described above), for your benefit or for, with or through any business, hire, employ, solicit, or otherwise encourage or entice any of the Company's (or subsidiary's) employees or consultants to leave or terminate their employment with the Company.

         (c) You and the Company consider the restrictions contained in subparagraphs (a) and (b) above to be reasonable for the purpose of preserving the Company's proprietary rights and interests. If a court makes a final judicial determination that any such restrictions are unreasonable or otherwise unenforceable against you, you and the Company hereby authorize such court to amend this Agreement so as to produce the broadest, legally enforceable agreement, and for this purpose the restrictions on time period, geographical area and scope of activities set forth in subparagraphs (a) and (b) above are divisible; if the court refuses to do so, you and the Company hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder to the maximum extent legal.


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         (d)      You acknowledge and agree that the Company's remedies at law for breach or threatened breach of any of the provisions of this Paragraph would be inadequate. Therefore, you agree that in the event of a breach or threatened breach by you of the provisions in this Paragraph, the Company shall be entitled to, in addition to its remedies at law and without posting any bond, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available.

4. Personal Rights and Obligations. This Agreement and all rights and obligations hereunder are personal and shall not be assignable by either you or the Company except as provided in this subparagraph, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder and in such a case you shall continue to honor this Agreement with such business substituted for the Company as the employer.

5. Notices. Any notice, election or communication to be given under this Agreement shall be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

         If to the Company:         Radyne ComStream Corp.
                                    3138 East Elwood Street
                                    Phoenix, Arizona 85034
                                    Attn:  Chief Executive Officer

         If to you:                 Brian Duggan
                                    6204 N. 30th Place
                                    Phoenix, AZ  85016

         or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

6. Entire Agreement. Except for any confidentiality agreement, option grants or Company plans or policies, to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Agreement may be amended only by a writing signed by you and the Company. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

7. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon you, your heirs and legal representatives.


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8.       Arbitration. Any controversy relating to this Agreement or relating to the breach hereof shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with the non-compete provisions herein and any obligations of confidentiality.

9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.

10. Withholding and Release. You acknowledge and agree that payments made to you hereunder may be subject to taxes and withholding. You further acknowledge and agree that payment of any of the benefits to be provided to you under this Agreement following any termination of your employment is subject to:

         (a) your compliance with your agreements hereunder, including in particular the non-competition provisions of Paragraph 3,

         (b) any reasonable and lawful policies or procedures of the Company relating to employee severances; and

         (c) the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) the continuing obligations provided herein, and (ii) for any continuing obligations of indemnification due you as an officer or director (or a former officer or director).

                                           Very truly yours,


                                           --------------------------
                                           Robert C. Fitting
                                           Chief Executive Officer

ACCEPTED:

---------------------------------
Brian Duggan

Date:
     ----------------------------


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                                   DEFINITIONS

"Cause" means in the event that you, in the reasonable judgment of the Board:

         (1)      materially breach this Agreement;

         (2) fail to follow any reasonable and lawful direction of the Board of Directions of the Company or materially violate any reasonable rule or regulation established by the Company from time to time regarding conduct of its business;

         (3)      engage in any act of dishonesty with respect to the Company;

         (4) engage in criminal conduct (whether related to or not related to your employment); or

         (5)      fail to perform your duties satisfactorily.

"Change of Control" means any of the following:

         (1) any merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which Stock would be converted into cash, securities, or other property other than a merger of the Company in which the holders of the Company's Stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

         (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

         (3) the shareholders of the Company approve any plan or proposal for liquidation or dissolution of the Company;

         (4) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than any current shareholder of the Company or affiliate thereof or any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company's outstanding Stock; or

         (5) during any two-year period, individuals who at the beginning of such period do not constitute a majority of the Board at the end of that period, excluding any new director approved by a vote of at least two-thirds of the directors who were directors at the beginning of the period.


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"Good Reason" means, without your consent:

         (1) you suffer a reduction in position or a material change in your functions, duties or responsibilities;

         (2) your annual salary is reduced by the Company or there is a material reduction in your current benefits (other than a reduction in benefits as part of overall reduction applicable to all or substantially all other officers arising out of deteriorating economic conditions effecting the Company); or

         (3) you are required to reside other than in Maricopa County, Arizona, or San Diego County, California.


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